EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 1st day of June, 2008 (“Effective Date”), by and between HELIX WIND, INC., a Nevada corporation (“Helix” or “Company”), and SCOTT WEINBRANDT (“Executive”), and is made with reference to the following considerations and terms:

I. Recitals.

A. As of the February 1, 2008, Employee has been employed by Company in various capacities, and as of the Effective Date will become employed by Company as the President.

B. To foster loyalty to the Company, to free Executive from any day-to-day concerns about job security with the Company, and to encourage Employee to devote his or her undivided attention and energy to furthering the interests of the Company, it is desirable that Executive shall have an employment contract with the Company, and that Executive shall thus have a greater expectation of either continuing employment or a compensating severance payment for a finite period into the future than Executive would have under a strictly at-will employment status with the Company.

C. In light of the foregoing promises, and in consideration of the mutual covenants contained herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive (each individually, a “Party”, and collectively, the “Parties”) hereby agree as follows:

II. Employment Term and Duties.

A. Initial Term.  Company agrees to employ Executive, and Executive hereby accepts such employment, in accordance with the terms of this Agreement, commencing on the Effective Date and ending December 31, 2010 (“Initial Term”), unless this Agreement is earlier terminated as provided herein.

1. Automatic Extensions.  Unless terminated earlier, this Agreement shall be automatically extended for additional periods of three (3) years each (an “Additional Period”) at the end of the Initial Term and any Additional Period of this Agreement. The term of this Agreement shall include any Additional Period for which this Agreement has been automatically extended.

III. Duties and Responsibilities of Executive.

A. Performance of Duties.  Executive shall serve as the President of the Company and, as such, he shall perform all duties commonly incident to such office.  Executive shall work together with the Chief Executive Officer to manage and be responsible for all operational departments and strategic responsibilities related to the Company, including, without limitation, day to day responsibility for finance, HR, legal, sales, marketing, engineering, manufacturing, R&D, IS and IT reporting.  Executive shall report to and perform such additional duties as may be designated by the Board of Directors (the “Board”) and/or the Chief Executive Officer of the Company from time to time.  In addition, the Executive shall also serve as a member of the Board of Directors of the Company, with an initial term of three (3) years.  The Executive agrees to serve the Company faithfully and to the best of his ability, and to devote that amount of time, attention and effort to the Company which is necessary in order to satisfy the requests of the Board.  The Executive further agrees (i) to use his best reasonable efforts to preserve intact the goodwill, customer relations and employee relations of Helix and (ii) to take such specified actions as the Company may reasonably request with respect to such customers and employees of Helix as the Company may identify.  The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

B. Competitive Activities Prohibited.  The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information (defined herein), customers, accounts and business partners, and further acknowledges that during the course of the Executive’s employment with the Company the Executive has had and will have access to the Company’s Confidential Information, and will be introduced to existing and prospective customers, accounts and business partners of the Company.  The Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners.  Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.  In recognition of this, the Executive covenants and agrees that during the operation of this Agreement, and, if applicable, the Severance Period (defined herein), Executive shall not, without the prior written authorization of the Board, directly or indirectly, engage in any other activity which is directly competitive to the Company’s business in any existing or proposed geographic region.  Nothing in this Agreement shall prevent Executive from engaging in any voluntary or for-profit activity within or outside the wind energy industry that is not competitive with Company.

IV. Compensation.

A. Base Salary, Accrued Salary, and Signing Bonus.  As compensation for all services rendered by the Executive under this Agreement, the Company shall pay to the Executive compensation comprising Base Salary, Accrued Salary, and a Signing Bonus, as set forth in Exhibit “A” hereto, and subject to the following:

1. Accrued Salary.  Notwithstanding the foregoing, unpaid monthly compensation due to Executive for work performed from February 1, 2008 through May 31, 2008 in the amount of $33,333.32 (calculated at the rate of $8,333.33 per month for the four month period at issue) will remain accrued and unpaid (“Accrued Salary”).  In addition, if in the discretion of management there is not sufficient cash flow to pay any portion of the increase in Base Salary beginning August 1, 2008 (“Accrued Increase in Base Salary”), such Accrued Increase in Base Salary shall be accrued and remain unpaid.  At such time as the Company, in the discretion of management, has secured sufficient assets to pay the Accrued Salary and/or the Accrued Increase in Base Salary, the same shall immediately be paid to Executive.

2. Payment of Base Salary.  Base Salary shall be payable monthly in accordance with the Company’s regular payroll policies, and shall be exclusive of and not in lieu of other compensation benefits and bonus(es) payable pursuant to this Agreement. Payments will be calculated pro rata if payment for less than a full month is due.

3. Withholdings.  All compensation paid pursuant to this Agreement shall be subject to all applicable federal, state and local taxes, including, without limitation, income tax and other employment taxes required to be withheld with respect to compensation paid by a corporation to its employees.

4. Annual Compensation Review.  The Board shall review Executive’s Base Salary and Incentive Bonus prior to the end of each calendar year, for the purpose of determining whether any increase (but not decrease) is appropriate beyond any increase pursuant to the schedule above.  The Board shall perform an annual evaluation of Executive’s performance and effectiveness.  Among the factors taken into account will be success in meeting milestones and budgets previously established by the Board, increase in net profit from the previous year and short and long term benefit accruing to shareholders.  The Board will consider any increases in compensation taking into account Executive's contribution to the increase in profit and shareholder value and available cash flow.

B. Bonus and Incentive Pay.  Executive shall be entitled to receive incentive and bonus compensation (collectively, “Bonus Pay”), as follows:

1. Incentive Compensation.  Executive shall be entitled to annual Incentive Compensation in accordance with the Company’s Incentive Compensation Plan ( the “Plan”) to be established by the Board of Directors and/or Compensation Committee for each calendar year.  Unless otherwise agreed in writing, in the event Executive is terminated prior to the end of a calendar quarter, he shall be entitled to participate in the Plan on a pro rata basis equal to the number of days employed in the quarter with the Company divided by 90.  Incentive Compensation shall be evaluated by the Compensation Committee and paid quarterly, based upon the Company’s success in achieving the Incentive Goals set forth in the Plan.  On or before January 31 of each calendar year, the Compensation Committee shall review the Plan and, in its sole discretion, determine to leave it in place or modify the Incentive Goals and/or compensation payable thereunder for the remainder of such calendar year.

2. Annual Bonus.  During the term of this Agreement, Company also may pay to Executive additional bonuses, from time to time, the payment, amounts and timing of which shall be determined annually by the Board or Compensation Committee, in its sole discretion.

C. Fringe Benefits.  Solely during the Period of Employment, the Company shall provide the following fringe benefits to the Executive:

1. Vacation.  Executive shall be entitled to four (4) weeks paid vacation each year in addition to all holidays recognized by the California State and federal government, with such vacation being fully earned and accrued as of the first day of each such employment year.

2. Insurance.  The Company shall provide Executive with health and medical, dental, optical, life, and disability insurance consistent with the coverage offered by the Company to its other Executives.  The Company shall pay Executive’s current health & medical, dental, life insurance, disability and optical plan premiums for at least three months or until such time as the Executive has been accepted by the respective plan into the Company’s new program without exclusions or waiting periods for benefits.

3. Business Expenses Reimbursements.  During the term of this Agreement, Company shall reimburse Executive promptly for all reasonable business expenses incurred by Executive whether or not deductible by Company for income tax purposes, including without limitation, travel, entertainment, parking, business meetings, industry membership dues, cellular telephones and usage charges, in-home office equipment (including, without limitation; telephone, facsimile, laptop, printer, internet, and e-mail service), and such other business expenses reasonably incurred by Executive in the pursuit and furtherance of the Company’s business.  Such expenses shall be reimbursed only upon presentation to the Company of appropriate documentation substantiating such expense.

D. Equity Participation. Effective upon execution of this Agreement, Executive shall be entitled to participate in the Company’s 2008 Omnibus Stock Plan (“2008 Stock Plan”) and shall be granted an Incentive Stock Option to purchase the number of shares of the Company Common Stock (the “2008 Option Shares”) equal to 8.75% of those common shares issued and outstanding after the closing of series A financing (post-dilution), at an exercise price equal to the price specified in the series A offering, in accordance with a Notice of Grant and Stock Option Agreement to be executed by Executive and the Company, according to the terms and conditions of the 2008 Stock Plan.

1. Vesting of Options.  The 2008 Option Shares will vest in the following manner:

a. Forty percent (40%) upon execution of the 2008 Stock Plan;

b. twenty percent (20%) on December 31, 2008;

c.  twenty percent (20%) on December 31, 2009; and

d.  twenty percent (20%) on December 31, 2010

4. Accelerated Vesting.  In the event there is a Change of Control (as defined herein) or Company terminates the Executive’s employment during the Term of Employment other than pursuant to Section V.C. (described below), or if Executive terminates his employment pursuant to Section V.F (described below), all unvested Stock Options granted to Executive pursuant to the 2008 Stock Plan will immediately vest, as further described in Executive’s Stock Option Agreement.

5. “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

a. a merger, consolidation or reorganization approved by the Company’s stockholders, UNLESS securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

b. any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets; or

c. the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person or company that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possession more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

6. Piggy-Back Registration:  Executive shall be entitled to “piggy-back” registration rights on registrations of the Company Common Stock; subject to the right, however, of the Company and its underwriters, in their sole discretion, to reduce the number of shares proposed to be registered pro rata with the other holders of the Company’s Common Stock in view of market conditions and customary lock-up and stand-off provisions..   The Company shall bear registration expenses (exclusive of underwriting discounts and commissions and special counsel of the selling shareholders) of all demand and piggy-back registrations.   The registration rights may be transferred provided that the Company is given written notice thereof and provided that the transfer is in connection with a transfer of all securities of the transferor.

7. Reload Option: In the event this Agreement is renewed or extended for an additional Term as provided in Section II.A.1, the Company shall grant to Executive a further Option to purchase additional shares of the Company Common Stock (a “Reload Option”).  Any such Reload Option (i) shall be for a number of shares equal to 2.334% of the then issued and outstanding shares of capital Stock of the Company, on a fully diluted basis; (ii) shall have a Term of five (5) years; (iii) shall have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Stock subject to the Reload Option on the date of renewal or extension; and (iv) shall otherwise be granted and exercisable on terms and conditions substantially identical to those applicable to the 2008 Option Shares.  Any such Reload Option shall be subject to such other terms and conditions as the Board or Committee may determine.

V. Termination of Employment.

A. Notice.  Executive’s employment with the Company may be terminated by the Company With or Without Cause, upon written notice (i) during the Initial Term, equal to the remainder of the Initial Term or three hundred and sixty five (365) days, whichever is greater; and (ii) during any Additional Terms, equal to three hundred and sixty five (365) days (in either case, the “Notice Period”).

B. Termination Without Cause.  The Company shall have the unrestricted right to terminate Executive at any time “Without Cause,” i.e., for no reason, or any reason that does not violate current law.  Upon any termination Without Cause, the Company’s sole obligation to Executive shall be to pay Executive the amount of Executive’s Base Salary that would have been earned by Executive through the end of the Notice Period and annual Bonus Pay (as described above) if any, equal to the amount of Executive’s average Bonus for the immediately preceding two years.  (the “Severance Payment”).  The Severance Payment will be paid monthly during the Severance Period, and contingent upon Executive’s compliance with the provisions of Section III.B., et seq. of this Agreement.

C. Termination For Cause.  The Company shall have the unrestricted right to terminate Executive at any time “For Cause,” as that term is defined below.  And upon any termination For Cause, the Company’s sole obligation to Executive shall be to pay Executive the amount of Executive’s Base Salary earned by Executive through the date of such termination and Bonus Pay (as described above) if any, according to the governing calculation/pay-out terms.

1. For purposes of this Agreement, “For Cause” shall mean (i) gross and willful misconduct during the course of employment that is injurious to the Company, including but not limited to, wrongful appropriation of funds of the Company or its affiliates or the commission of a felony; (ii) the conviction of a felony which impairs the Executive’s ability substantially to perform his duties with the Company; or (iii) that Executive has engaged in a material or repeated, willful, non-performance of his duties, after that deficiency has been called to his attention in writing, and which he has failed to correct within a reasonable time, normally within 30 days.  For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

2. With reference to For Cause, termination shall not occur until the Company has demonstrated that the infraction is well founded in fact and material, and uncorrected by Executive.

D. Termination Upon Death or Disability.  This Agreement shall terminate immediately upon the death or total permanent disability of Executive.  In such event the Company’s sole obligation to Executive shall be to pay Executive and/or Executive’s estate the amount of Executive’s base compensation earned by Executive through the date of death or disability and Bonus Pay (as described above) when the amount would be normally paid.

E. Change of Control.  In the event of a change in corporate control (as described in Section IV.D.3 et seq., above), Executive may elect, in his sole discretion, to trigger the termination provisions set forth in Section V.F (below), as though triggered by the Company.

F. Termination by Executive.  Executive may terminate this Agreement at any time upon ninety (90) days’ written notice to the Company, and, upon Executive providing such notice, the Company, at its sole discretion, may terminate this Agreement immediately upon payment of ninety (90) days’ Salary to Executive and Bonus Pay (as described herein) when the amount would be normally paid; provided, however, that in the event Executive terminates his employment for “Good Reason”, as defined below, Executive shall be entitled to the Severance Pay provided for under Section V.B.

1. Good Reason Defined.  “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s express written consent: (i) any decrease in Executive’s Base Salary and/or a material reduction of the Executive’s title or responsibility; (ii) the Company’s failure to pay any other required amounts set forth in this Agreement; (iii) the Company’s failure to provide fringe benefits provided for herein; (iv) a relocation of the Executive’s job to a location which is both outside the same metropolitan area and more than thirty (30) miles from his previous work location; or (v) a Change of Control.

VI. Protection of Company Property.

A. Restriction on Use.  Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interest of the Company or of persons with whom the Company may have business relationships.  Except as permitted herein or as may be approved by the Company from time to time, the Executive will not during the Term of Employment or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive’s duties and responsibilities hereunder).  If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to the Company.  The Company may waive compliance with this section VII or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy.

1. Confidential Information Defined.  The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, vendor and supplier lists, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement).  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section VI by the Executive, regardless of whether the Executive continues to be employed by the Company.

B. Company Materials.  It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive’s possession or control, shall be returned to and left with the Company. Anything in this Section VI to the contrary notwithstanding, Executive shall be entitled to retain his personal “rolodex” and any Company Materials contained in his personal computer so long as he does not disclose any Company Materials to any third parties.

C. Inventions Discovered By Executive.

1. Disclosure.  The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the term of this Agreement):

a. which directly relate to any line of business activity of the Company, if then conducted or then being actively planned by the Company, with which the Executive was or is involved; or

b. which is developed using time, material or facilities of the Company, whether or not during working hours.

2. Transfer of Title.  The Executive hereby quitclaims to the Company all of the Executive’s right, title and interest in and to any such Inventions.  During and after the Term, the Executive shall execute any documents necessary to perfect the quitclaim of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive’s agreed compensation during the course of the Executive’s employment.  Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, relating to the Executive’s employment with the Company, and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company.  If any Invention is considered to be a work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Section 101, as amended, such work is hereby conveyed and transferred completely and exclusively to the Company.  The Executive hereby irrevocably designates counsel to the Company as the Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section VI. This Section VI shall survive the termination of this Agreement.  Any conveyance of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be conveyed under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.  The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

D. Injunctive Relief.  Notwithstanding any provisions of this Agreement to the contrary, Executive agrees that the remedy at law for any breach of this section shall be insufficient and inadequate to protect the Company’s legitimate interests, and, therefore, the Company shall at all times be and remain fully entitled to immediate and permanent injunctive relief (without the need for posting a bond) for any such breach in addition to any and all other relief, damages and/or other remedies available to the Company at law or in equity.

VII. Non-Solicitation.

A. Acknowledgment.  The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive’s employment with the Company the Executive has had and will have access to the Company’s inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company.  The Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners.  Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

B. Non-Solicitation.  In recognition of this, the Executive covenants and agrees that:

1. During the Term of Executive’s employment with the Company, and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent from the Company.

2. During the Term of Executive’s employment with the Company, and for a period of one (1) year thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

3. The provisions of this Section VII are necessary and reasonable to (i) protect the Company’s business interests, and (ii) the specific temporal, geographic and substantive provisions set forth herein.

C. Injunctive Relief.  Notwithstanding any provisions of this Agreement to the contrary, Executive agrees that the remedy at law for any breach of this section shall be insufficient and inadequate to protect the Company’s legitimate interests, and, therefore, the Company shall at all times be and remain fully entitled to immediate and permanent injunctive relief (without the need for posting a bond) for any such breach in addition to any and all other relief, damages and/or other remedies available to the Company at law or in equity.

VIII. Miscellaneous.

A. Entire Agreement.  This Agreement (including any other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and as of the Effective Date this Agreement supersedes and terminates any prior understandings, agreements, obligations or representations, written or oral, relating to the subject matter hereof, including but not limited to Helix Agreements.

B. Modification, Amendment, Waiver or Termination.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by the Company of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

C. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.  The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

D. Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.  No such assignment by the Company shall discharge the Company from any liability hereunder.

E. Third-Party Benefit.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

F. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when actually delivered or when mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

If to the Company, to:	Helix Wind, Inc. Attention: Ian Gardner, CEO 1848 Commercial Street San Diego, CA 92113
With copy to:	Richard Sybert Gordon & Rees LLP 101 West Broadway, Suite 2000 San Diego, CA 92101 619.696.7124 facsimile
If to the Executive:	Scott Weinbrandt 13030 Lamia Point San Diego, CA 92130 858.259.0824 facsimile
With copy to:	Daniel S. Levinson Law Office of Daniel S. Levinson, APC 990 Highland Drive, Suite 206 Solana Beach, CA 92075 858.792.1106 facsimile

Either party to this Agreement may change its address for purposes of this Notice subsection by giving 15 days’ prior notice to the other party hereto.

G. Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

H. Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the state of California, without giving effect to any choice of law provisions thereof.

I. Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first set forth below.

“COMPANY” Helix Wind, Inc., a Nevada corporation

By:	/s/ Ian Gardener
Ian Gardener, its Chief Executive Officer

“EXECUTIVE” Scott Weinbrandt
/s/ Scott Weinbrandt

EXHIBIT “A”
Base Salary, Accrued Salary, Signing Bonus, Relocation Expenses

I.	Base Salary. Pursuant to Section IV.A., Company agrees to pay Executive Base Salary as follows:

Months	Salary

Month 2 through Month 7 (February 1, 2008 through July 31, 2008)	$100,000
Next 12 Months (August 1, 2008 through July 31, 2009)	$200,000
Next 12 Months (August 1, 2009 through July 31, 2010)	$250,000
Final 5 Months of Initial Term (August 1, 2010 through December 31, 2010)	$300,000

II.
Accrued Salary.  Pursuant to Section IV.A.1., Company agrees to pay Executive unpaid monthly compensation due to Executive for work performed from  February 1, 2008 through May 31, 2008 (“Accrued Salary”) in the amount of $33,333.32, calculated at the rate of $8,333.33 per month for the four month period at issue.

III.
Accrued Increase in Base Salary.  Pursuant to Section IV.A.1., if in the discretion of management there is insufficient cash flow to pay any portion of the increase in Base Salary beginning August 1, 2008 (“Accrued Increase in Base Salary”), such unpaid portion of the Accrued Increase in Base Salary shall be accrued and Company agrees to pay same to Executive.

IV.
Signing Bonus.  In order to compensate Executive for his contribution to Company including but not limited to his continuing efforts to raise series A investment capital, Company agrees to pay Executive $75,000.00 at the closing of series A financing, within 3 business days of Company receiving series A capital.

Amendment No. 1 to
Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of the 26th day of January 2009 by and between Helix Wind, Inc., a Nevada corporation (the “Company”) and Scott Weinbrandt, an individual (“Employee”) in connection with the Employment Agreement executed on June 1, 2008 (the “Employment Agreement”).  In consideration of the mutual agreements and promises contained herein, and for other good and valuable consideration (including the agreement of Employee to continue his employment with the Company), the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows.

The parties wish to amend Section IV.D of the Agreement to read in full as follows:

“Equity Participation.  Executive shall be entitled to participate in a stock option plan, when created, and shall then be granted a stock option (the “Option”) to purchase 5,337,500 shares of common stock (the “Option Shares”), at an exercise price equal to the fair market value of the Option Shares or at such exercise price required by applicable law at the date of grant. The Option will be exercisable for a period of ten (10) years but will be exercisable for a period of five (5) years if the Executive, on the date of grant, owns more than ten (10%) percent of the total combined voting power of all classes of stock of the Company within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, as amended and any applicable regulations promulgated thereunder.  The Option Shares will vest in the following manner:

a.  Sixty percent (60%) upon the grant date of the Option;

b.  Twenty percent (20%) on December 31, 2009; and

c.  Twenty percent (20%) on December 31, 2010.

It is contemplated that the options to be granted pursuant to this Employment Agreement will be issued as incentive stock options under a stock option plan to be created by Clearview Acquisitions, Inc. (“Clearview”) in connection with the proposed merger of a subsidiary of Clearview into the Company, but in the event such a plan is not created by February ______, 2009, the Company shall then grant non-qualified stock options on the same terms, exercisable at fair market value of the Option Shares or such other exercise price as required by applicable law.”

Except as specifically stated in the terms of this Amendment, the Employment Agreement remains in full force and effect, according to its terms, as amended herein and nothing contained herein shall operate as a waiver of any obligation, condition, right, remedy or provision contained in or arising out of the Employment Agreement.

This Amendment may be signed in counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event signed in counterparts, each counterpart is the equivalent of an original and all of the counterparts are the equivalent of one agreement.

Facsimile signatures on notices and amendments are the equivalent of original signatures.

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Helix Wind, Inc., a Nevada corporation		Employee:

By:	/s/ Ian Gardner	/s/ Scott Weinbrandt
	Ian Gardner, Chief Executive Officer	Scott Weinbrandt, President